 Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration on Form S-8 of The Beard Company our report dated March 18, 2009, relating to the balance sheets of Vaughan Foods and Subsidiary as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity and cash flows for each of the three years ended December 31, 2008, 2007 and 2006, which report appears in the December 31, 2008, annual report on Form 10-K of Vaughan Foods, Inc. and Subsidiary.

/s/ COLE & REED P.C.

Oklahoma City, Oklahoma

August 26, 2009